Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports,” “General Information - Independent Registered Public Accounting Firm,” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated October 1, 2024, and each included in this Post-Effective Amendment No. 44 to the Registration Statement (Form N-1A, File No. 333-51938) of AB Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated January 26, 2024, with respect to the financial statements and financial highlights of AB Large Cap Value Fund (formerly, AB Value Fund), AB Discovery Value Fund and AB International Value Fund (three of the funds constituting AB Trust), AB Small Cap Value Portfolio and AB All China Equity Portfolio (two of the funds constituting AB Cap Fund, Inc.), AB Core Opportunities Fund, Inc., AB Equity Income Fund, Inc., AB Global Real Estate Investment Fund, Inc., and AB Global Risk Allocation Fund, Inc. included in the Annual Reports to Shareholders (Form N-CSR) for the year ended November 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference of our report dated December 22, 2023, with respect to the financial statements and financial highlights of AB Relative Value Fund, Inc. included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 30, 2024